Exhibit (e)(2)(ii)

NEUBERGER BERMAN EQUITY FUNDS

TRUST CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Genesis Fund

Neuberger International Equity Fund

Neuberger Mid Cap Growth Fund

Date: December 18, 2025